Exhibit 10.1

Real Messenger Corporation

695 Town Center Drive

Suite 1200

Costa Mesa, CA 92626

Date: January 14, 2025

Nova Vision Capital Limited

Room 1305-7, 13/F, New East Ocean Centre

9 Science Museum Road

Kowloon, Hong Kong

Attn: Mr. Eric Wong, Managing Director

Subject: Consulting Agreement

Dear Mr. Wong,

This Agreement confirms the engagement of Nova Vision Capital Limited (“NVCL”) as a non-exclusive business and strategic consultant to Real Messenger Corporation and its affiliated companies (collectively, the “Company”). NVCL will provide strategic advisory services as outlined below to support the Company’s strategic initiatives.

1. Scope of Services

During the term of this engagement, NVCL will:

a. Provide strategic advice to the CEO regarding market opportunities, business strategy, and growth initiatives.

b. Assist the Company with high-level reviews of potential targets or opportunities, without direct authority or access to Company professionals or information without prior approval.

c. Participate in periodic strategic discussions with the CEO or designated Company representatives.

d. Act as a general advisor on strategic matters as requested by the Company.

Note: NVCL’s role is advisory in nature and does not extend to operational or executional authority on mergers, acquisitions, or related transactions unless specifically authorized in writing by the Company.

2. Compensation

a. Retainer Fee: NVCL will receive a retainer fee of $21,667 USD per month, payable on the 1st of each month via wire transfer to the account detailed below:

Account Name: Nova Vision Capital Limited

Account Number: 7950171440

Bank Code: 016

Branch Code: 478

Bank Name: DBS Bank (Hong Kong) Limited

SWIFT Code: DHBKHKHH

The Retainer Fee shall be paid via wire transfer in U.S. dollars within 5 business days of when the amount becomes due. If payment is not made by the due date specified above, a surcharge of 5% per month on the outstanding balance will be imposed.

b. Optional Payment in Shares: Upon mutual agreement, the Company may elect to pay the retainer fee in restricted shares of Real Messenger Corporation, equivalent to the agreed cash value.

3. Term and Termination

a. This engagement commences on December 9, 2024, and continues on a month-to-month basis.

b. The Company may terminate this Agreement with a written notice of 3 months.

c. In the event of termination, NVCL shall not claim or attribute any credit for the Company’s success, particularly in mergers and acquisitions, unless explicitly agreed upon in writing.

4. Ownership and Control

Given that NVCL is owned and controlled by Eric Wong, any change in ownership or control of NVCL must be disclosed to the Company in writing. This Agreement is contingent upon Eric Wong personally rendering the services described herein.

5. Confidentiality, Non-Disclosure, and Non-Disparagement

a. Confidential Information: NVCL and Eric Wong (collectively, the “Consultant”) acknowledge that during their prior engagements with Real Messenger Corporation and its affiliates, they have had access to confidential and proprietary information, including but not limited to business strategies, financial data, investor details, and personal information of the Company’s officers and shareholders (“Confidential Information”).

b. Non-Disclosure Obligation: The Consultant agrees to maintain the strict confidentiality of all Confidential Information and not to disclose or use such information for any purpose other than as required to fulfill their obligations under this Agreement. This obligation survives the termination of this Agreement indefinitely.

c. Non-Disparagement: The Consultant agrees not to make any statements, public or private, that may harm the reputation, business interests, or relationships of the Company, its officers, employees, or investors. This obligation survives the termination of this Agreement indefinitely.

d. Acknowledgment of Prior Obligations: The Consultant acknowledges that their prior role as CEO of Nova Vision Acquisition Corporation and their engagement with RM were subject to confidentiality and fiduciary obligations, which remain in effect and are reaffirmed by this Agreement.

e. Breach and Remedies: Any breach of this clause shall entitle the Company to seek injunctive relief, damages, and any other remedies available under applicable law.

6. Non-Compete and Non-Solicitation

a. During the term of this Agreement and for 12 months after its termination, the Consultant agrees not to:

●	Engage in or assist any business activities that directly compete with RM’s operations.
●	Solicit any employees, agents, investors, or partners of RM to leave or reduce their engagement with the Company.

7. Expenses

NVCL will be entitled to reimbursement of pre-approved, reasonable travel and out-of-pocket expenses directly related to this engagement, upon submission of appropriate documentation.

8. Arbitration and Governing Law

a. Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

b. Arbitration:

Any disputes arising from this Agreement, including breaches of confidentiality obligations, shall first be referred to binding arbitration under the rules of the Hong Kong International Arbitration Centre. The arbitrator’s decision shall be final and enforceable.

c. Litigation Rights:

Notwithstanding the above, the Company reserves the right to initiate legal proceedings in the courts of Hong Kong in cases involving:

●	Breaches of confidentiality, non-disclosure obligations, or non-disparagement.
●	Acts of gross negligence, fraud, or willful misconduct by the Consultant.
●	Enforcement of the arbitrator’s decision, if necessary.

9. General Provisions

a. NVCL’s relationship with the Company is that of an independent contractor. NVCL shall not bind the Company or represent itself as an agent.

b. This Agreement constitutes the entire understanding between the parties and can only be amended in writing, signed by both parties.

Acceptance

If you agree to the terms outlined in this Agreement, please sign and return a copy. We look forward to working with you on this engagement.

Sincerely,

Thomas Ma

CEO

Real Messenger Corporation

695 Town Center Drive, Suite 1200 Costa Mesa, CA 92626

U.S.A.

Accepted and Agreed:

Nova Vision Capital Limited

By:
Eric Wong
Managing Director